MIDLANDLOANSERVICES
March 8, 2005
Via UPS
(312) 904-7323

Ms. Barbara L. Marik
First Vice President
LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, IL
USA 60603-0000

Merrill Lynch Mortgage Trust, Commercial Mortgage Pass-Through Certificates,
Series 2004-BPC1
Pooling and Servicing Agreement
OFFICER'S CERTIFICATE

Pursuant to the requirements of that certain Pooling and Servicing Agreement governing the referenced Trust (the "PSA"), it is hereby certified that (i) the undersigned has completed a review of the servicer's performance of its obligations under the PSA for the preceding calendar year; (ii) to the best of the undersigned's knowledge on the basis of that review the servicer has fulfilled all of its obligations under the PSA throughout such period in all material respects; (iii)
to the best of the undersigned's knowledge, the subservicer, of the servicer under the PSA, if any, has fulfilled its obligations under its sub-servicing agreement in all material respects; and, (iv) no notice has been received from any governmental agency or body which would indicate a challenge or question as to the status of the Trust's qualification as a REMIC under the U.S.
Code.

/s/ Steven W. Smith
3/8/05
Steven W. Smith
Date
Executive Vice President

A member of The PNC Financial Services Group
10851 Mastin Suite 300 Overland Park Kansas 66210
www.midlandls.com

CC:
Attn: CMBS Surveillance
Fitch, Inc.
One State Street Plaza, 31st Floor
New York, NY 10004-0000

Ms. Debra H. Morgan
Senior Asset Manager
J.E. Robert Company, Inc.
1650 Tysons Boulevard
McLean, VA 22102-0000

Mr. Keith Belcher
JER Investors Trust
1650 Tysons Bvld, Ste. 1600
McLean, Virginia 22102

Mr. Michael M McGovern
Director
Merrill Lynch Mortgage Investors, Inc.
4 World Financial Center, 10th Floor
New York, NY 10080-0000

Attn: CMBS Surveillance
Standard & Poor's Ratings Services
55 Water Street, 41st Floor
New York, NY 10041-0000
Merrill Lynch Mortgage Trust, Commercial Mortgage Pass-Through certificates, Series 2004-BPC1